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                                                                   EXHIBIT 10.6

                               Amendment No. 1 to
             Amended and Restated Distribution and License Agreement

                  This Amendment No. 1, dated March 4, 2003, to the Amended and Restated Distribution and License Agreement, dated as of November 16, 2001 by and between Pharmion GmbH, a Swiss limited liability company ("Pharmion"), and Penn T Limited, a corporation organized under the laws of England and Wales ("Penn").

                  WHEREAS, Pharmion and Penn are parties to an Amended and Restated Distribution and License Agreement, dated November 16, 2001, which amended and restated an earlier agreement made and effective as of March 7, 2001 (the "Agreement"); and

                  WHEREAS, Pharmion is in negotiations with the owners of Laphal Developpement S.A. ("Laphal") to acquire, or cause one of its Affiliates to acquire, 100% of the outstanding capital stock of Laphal; and

                  WHEREAS, Laphal currently sells Thalidomide in France and Belgium under an ATU (autorisation temporaire d'utilisation) and, in addition, sells Thalidomide in various other countries on a specials or named patient basis; and

                  WHEREAS, Laphal purchases its requirements of Thalidomide from Laphal Industrie ("Industrie"), a company under common ownership with Laphal that will not be acquired by Pharmion or one of its Affiliates; and

                  WHEREAS, Pharmion and Penn wish to amend the Agreement as provided below in order to accommodate the acquisition of Laphal by Pharmion and to reflect the existing circumstances surrounding the sale of Thalidomide in various markets within the Penn Territory (as defined in the Agreement);

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Penn and Pharmion hereby agree that the Agreement be amended as follows:

                  1. Definitions. All terms not otherwise expressly defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

                  2. Acquisition Related Changes. If Pharmion or one of its Affiliates acquires all or substantially all of the outstanding capital stock of Laphal on or prior to June 30, 2003, then, effective upon the closing of such acquisition (the "Acquisition Date"), the following amendments to the Agreement shall take effect:

                  (a)      Pharmion shall use commercially reasonable efforts
(i) to cause the existing ATU's, as well as any other temporary authorizations, being utilized by Laphal for the sale of Thalidomide to be amended to provide for the substitution of a Thalidomide formulation

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produced by Penn (preferably the Celgene Product, but otherwise the Penn
Product) for the formulation being produced by Industrie, and (ii) to cause such amendments to be effective simultaneously with the expiration of the supply contract between Laphal and Industrie.

                  (b) Pending the effectiveness of the amendments described in clause (a) above and notwithstanding the contrary provisions of Sections 3.1 and 5.1 of the Agreement, Laphal shall have the right to continue to purchase its requirements of Thalidomide from Industrie and to distribute Thalidomide under Laphal's ATUs and other temporary, specials or named-patient authorizations (collectively, "Special Authorizations").

                  (c) During the period commencing on the Acquisition Date and ending on the earlier of (x) the effectiveness of the amendments described in clause (a) above or (y) the Approval Date: the royalties contemplated by
Section 7.2 of the Agreement shall not be payable on any sales of Thalidomide by Laphal, provided, however, that if during such period, in France or Belgium, Laphal is permitted to increase the Net Sales price per 50 mg capsule to E6.00 or higher (or its equivalent for other dosage sizes), then from and after the effectiveness of such price increase, Pharmion shall pay royalties on such Net Sales under Section 7.2 of the Agreement (less Laphal's cost of goods sold), notwithstanding that the Approval Date has not occurred.

                  (d) During the period commencing on the effectiveness of the amendments described in clause (a) above and ending on the Approval Date:

                  (i) Pharmion shall procure that Laphal will purchase all of its requirements of Product from Penn at the Minimum Price and Penn shall be entitled to supply Laphal with such Product notwithstanding the contrary provisions of Section 2.1; and

                  (ii) the royalties contemplated by Section 7.2 of the Agreement shall not be payable on any sales of Product by Laphal, provided, however, that if during such period, in France or Belgium, Laphal is permitted to increase the Net Sales price per 50mg capsule to E6.00 or higher (or its equivalent for other dosage sizes), then from and after the effectiveness of such price increase until the Approval Date, Pharmion shall pay royalties under Section 7.2 of the Agreement on such Net Sales, less Laphal's purchase price of units of Product sold during such quarter (as described in clause (b) of Section 7.2 of the Agreement), notwithstanding that the Approval Date has not occurred.

                  3. Grunenthal Withdrawal from the market. Pharmion has been advised that the Grunenthal Group (i) has for several years been distributing Thalidomide in Europe through various Special Authorizations, utilizing its original stock of product, and (ii) will cease to distribute Thalidomide on or about April 30, 2003. It is anticipated that the withdrawal of Grunenthal product from the market will create a demand for an alternative source of the product. Pharmion intends to work with regulatory authorities in Europe to provide Thalidomide to this patient population on a compassionate use basis under some form of Special Authorizations, and to do so utilizing the S.T.E.P.S. system.

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                  In connection with Pharmion's efforts to establish such a
compassionate use program and to ensure the safe distribution of Thalidomide in markets currently served by Grunenthal:

                  (a) Penn will assist Pharmion by providing the appropriate regulatory authorities whatever information may reasonably be requested regarding Penn's production of Product in connection with Pharmion's application for any such Special Authorizations;

                  (b) Penn will refrain from distributing Product in those European markets in which Grunenthal had been distributing Thalidomide except to its existing customers;

                  (c) Except as otherwise provided in Section 2 above relating to those countries in which Laphal is distributing its Thalidomide, Pharmion will seek to obtain approval in connection with any such Special Authorizations to utilize Product produced by Penn;

                  (d) During the period lasting until the Approval Date, with respect to aggregate Net Sales of Product under such Special Authorizations in those European markets in which Grunenthal had been distributing Thalidomide, and notwithstanding that the Approval Date has not occurred:

                  (i) With respect to such aggregate Net Sales in any such calendar quarter up to and including E3.00 million, Pharmion shall make royalty payments to Penn under Section 7.2 of the Agreement with respect to all such Net Sales, but at a rate of ten percent (10%), less Pharmion's purchase price of units of Product sold during such quarter (as described in clause (b) of Section 7.2 of the Agreement), in lieu of the 28% rate provided in Section 7.2 of the Agreement; and

                  (ii) To the extent aggregate Net Sales in any such calendar quarter exceed E3.00 million, then Pharmion shall make royalty payments to Penn under Section 7.2 of the Agreement with respect to such excess Net Sales, at the full 28% rate provided in
         Section 7.2 of the Agreement, less Pharmion's purchase price of units of Product sold during such quarter (as described in clause (b) of Section 7.2 of the Agreement).

                  (e) Sales under such Special Authorizations shall not constitute sales for purposes of determining the year in which the minimum royalty provisions of Section 7.7 of the Agreement shall begin to apply.

                  4.       Consequential Amendments. Whenever in Sections 11.3,
12.1 and 13.3 of the Agreement reference is made to "Pharmion" then, from the Acquisition Date onwards, such reference shall (unless the context otherwise requires) be replaced by the phrase "Pharmion and its Affiliates".

                  5. Unmodified Provisions. Except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

                  6. Governing Law; Choice of Forum. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

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                  7.       Captions. All captions herein are for convenience
only and shall not be interpreted as having any substantive meaning.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

Pharmion GmbH                                   Penn T Limited

By /s/ Patrick J. Mahaffy                       By /s/ C.R. Rennie
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